Exhibit 99

[LOGO]                                                              News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214

                                        For further information, please contact:
                                                               Mark E. Tryniski,
                                                         Chief Financial Officer
                                                          Office: (315) 445-7378
                                                             Fax: (315) 445-7347

              COMMUNITY BANK SYSTEM REPORTS RECORD EARNINGS IN 2003

       Full-year Net Interest Margin Increases; Non-interest Income Up 25%

      Syracuse, N.Y. - January 26, 2004 - Community Bank System, Inc. (NYSE:
CBU), has announced its earnings results for 2003.

Earnings Results-GAAP Basis. Diluted earnings per share measured in accordance with generally accepted accounting principles ("GAAP") for 2003 were $2.99, up from the prior year's level of $2.93. Diluted earnings per share for the quarter ended December 31, 2003, including the impact of a debt restructuring, were $0.62, compared to $0.73 for the same quarter of 2002. Increased earnings in 2003 resulted from improved net interest margins, significantly higher levels of non-interest income, and lower loan loss provisioning, offset by higher operating expenses and a debt restructuring charge of $2.6 million (pre-tax).

Earnings Results-Operating Basis. In addition to the earnings results presented above in accordance with GAAP, the company provides earnings results on a non-GAAP, or operating basis. The determination of operating earnings excludes the effects of certain items the company considers to be non-operating, including acquisition expenses, the results of securities transactions, and debt restructuring activities. Diluted operating earnings per share for 2003 were $3.13, up 8.7% from the $2.88 reported in 2002. Fourth quarter 2003 diluted operating earnings per share rose 4.2%, from $0.72 in 2002 to $0.75 in 2003. A reconciliation of GAAP-based earnings results to operating-based earnings results is as follows:

                                              Three Months Ended            Year Ended
                                                 December 31,              December 31,
                                                2003        2002          2003        2002
                                            --------------------      --------------------
Diluted earnings per share                  $   0.62   $    0.73      $   2.99    $   2.93
  Acquisition expenses                          0.02        0.00          0.02        0.03
  Net securities (gains)/losses                 0.00       (0.06)         0.00       (0.12)
  Loss on debt restructuring                    0.11        0.05          0.12        0.04
                                            --------------------      --------------------
Diluted earnings per share - operating      $   0.75   $    0.72      $   3.13    $   2.88
                                            ====================      ====================

Sanford A. Belden, President and Chief Executive Officer, stated, "2003 was an exceptional year in many respects. We are pleased that we achieved record operating results during 2003, particularly with the strength of our net interest margins and the 25% increase in non-interest income. We grew loans by more than 7% (excluding acquisitions), and our vigilant attention to asset quality resulted in improvements to our delinquency, charge-off, and non-performing loan ratios. Consistent with our strategy of enhancing shareholder value through strategic, high-value acquisitions, we acquired three outstanding businesses in 2003, including Peoples Bancorp, Harbridge Consulting Group, and Grange National Bank. More recently, we announced the acquisition of First Heritage Bank in Wilkes-Barre, Pa., which will bring us significant commercial lending relationships and further enhance our presence in the important Northeastern Pennsylvania marketplace. These acquisitions will further strengthen the earnings opportunities for both our banking and financial services businesses as we begin 2004. Lastly, we are delighted with the market performance of CBU shares, which appreciated by 57% in 2003 and, including the impact of the Grange acquisition, raised our total market capitalization to nearly $700 million."

Net interest income in 2003 of $131.8 million was up 3.1% over 2002's level of $127.9 million on the strength of higher net interest margins. Average earning assets rose $45 million in 2003 as higher loan levels were offset by planned securities reductions. Net interest margin increased to 4.69% in 2003 from 4.62% in 2002. Reduction of earning asset yields from 7.18% to 6.62% was more than offset by reductions in the total cost of funds from 2.53% to 1.93%. Net interest margins for the fourth quarter of 2003 remained strong at 4.59%, decreasing only 4 basis points from 4.63% in the third quarter of 2003.

Loan loss provision in 2003 was $11.2 million, down from $12.2 million in 2002 on the strength of lower delinquency, charge-off and non-performing loan ratios. For the fourth quarter of 2003, loan loss provision was $3.1 million, compared to $5.0 million in the comparable 2002 quarter.

Non-interest income (excluding security and debt transactions) increased by more than 25% in 2003, from $30.1 million in 2002 to $37.7 million in 2003. This raises the ratio of non-interest income to total income from 17.7% in 2002 to 20.7% in 2003. This increase is due principally to the introduction of a new deposit service introduced late in the fourth quarter of 2002 which accounts for approximately $6.2 million of the increase, and the acquisition in July 2003 of Harbridge Consulting Group, which contributed approximately $1.6 million of the increase. Revenues from financial services were unfavorably impacted by the difficult investment environment experienced in the first half of 2003; however, the last half of 2003 showed improvement of 12% over the first half of 2003 (excluding the Harbridge acquisition). Total financial services income in 2003 of $12.9 million (including Harbridge) compares to $11.8 million in 2002. Declines in investment management, trust, and broker-dealer activities were offset by continued expansion of the benefit plan administration business, which delivered 21% revenue growth in 2003.

Operating expenses (excluding acquisition expenses) increased from $94.3 million in 2002 to $102.0 million in 2003, and from $23.8 million in fourth quarter 2002 to $27.5 million in 2003. The efficiency ratio (excluding intangible amortization, debt restructuring and security gain/loss) increased to 53.3% in 2003 from 52.0% in 2002. The fourth quarter 2003 efficiency ratio of 54.4% compares to 50.3% for 2002. Increases in 2003 operating expenses for both the full-year and quarterly periods are due in large measure to the additional operating expenses associated with the three acquisitions closed during 2003, as well as significant increases in pension, medical, and other benefit costs recognized in the fourth quarter of 2003.

The company's effective tax rate declined to 24.0% in 2003 from 26.5% in 2002, due principally to higher proportions of tax-exempt income. The fourth quarter effective tax rate was 24.1% in 2003 and 25.0% in 2002.

Financial Position

End-of-year earning assets of $3.40 billion represent an increase of $371 million over 2002 levels of $3.03 billion. This increase reflects organic loan growth of $134 million, or 7.4%, and acquired earning assets of $250 million. Investment securities of $1.33 billion at December 31, 2003 were up slightly from the $1.29 billion reported at year-end 2002. Outstanding borrowings rose to $668 million from $544 million at December 31, 2002, with the increase used principally to fund strong consumer mortgage demand. Excluding the impact of $249 million of acquired deposits, total deposits decreased approximately 1% from $2.51 billion at year-end 2002 to $2.48 billion in 2003.

Total organic loan growth of $134 million was driven principally by consumer mortgage demand, which accounted for $127 million, an increase of 25% over 2002. This increase excludes approximately $67 million of longer-term loans originated and sold in the secondary market, $52 million of which occurred in the first and second quarters of 2003. The remainder reflects an increase in indirect installment lending of $38 million (+13%), and reductions in business loans of $9 million (-1.4%) and direct installment loans of $22 million (-5.8%).

Asset Quality

Asset quality metrics continued to improve, with year-over-year reductions in delinquency, charge-off, and non-performing loan ratios. The allowance for loan losses at year-end of $29.1 million is up from $26.3 million at December 2002, largely as a result of increased loan balances. The ratio of allowance for loan losses to total loans of 1.37% at year-end 2003 compares to 1.46% at December 31, 2002. This decrease reflects improved asset quality metrics, as well as the lower credit risk profile of consumer mortgages which have increased from 28% of total loans in 2002 to 35% in 2003. Total net charge-offs for 2003 of $10.3 million are comparable to the $9.8 million reported for the same 2002 period, and compare favorably against a 7.2% increase in average loans outstanding.

Non-performing loans of $13.2 million at year-end are up from $11.6 million in 2002; however, represent only .62% of total loans versus .64% at year-end 2002. Total delinquent loans (>30 days plus non-accrual) also experienced an improving trend, declining from 1.88% at December 31, 2002, to 1.76% at year-end 2003.

Stock Split

On January 21, 2004, the company announced a two-for-one stock split, subject to shareholder approval of an increase in its authorized shares. The split will be effected in the form of a 100% stock dividend, which the company expects to be payable on or about April 12, 2004, to shareholders of record on or about March 17, 2004. The company will seek approval of an amendment to increase its total authorized shares from 20 million to 50 million shares at a special Meeting of Shareholders to be held on or about March 26, 2004. The company expects to mail a proxy statement to shareholders in February 2004, that further explains the stock split and shareholder vote necessary to authorize additional shares.

First Heritage Acquisition

On January 6, 2004, the company announced an agreement to acquire First Heritage Bank in an all-stock transaction valued at approximately $74 million. Headquartered in Wilkes-Barre, Pa., First Heritage is a closely held $275 million-asset bank with three branches in Luzerne county. The transaction is expected to be accretive to earnings within the first 12 months based on anticipated cost reductions, modest revenue enhancements, and opportunities to restructure the balance sheet. Like all branches within the Pennsylvania franchise, First Heritage's three branches will operate as part of First Liberty Bank & Trust, a division of Community Bank, N.A. Robert P. Matley, currently President and Chief Operating Officer of First Heritage, will become Senior Lending Officer and Executive Vice President of Pennsylvania Banking. The acquisition is expected to close during the second quarter of 2004, pending both customary regulatory and First Heritage shareholder approval.

Grange Successfully Merged

On November 24, 2003, the company completed its previously announced acquisition of Grange National Banc Corp., a $280 million-asset bank holding company based in Tunkhannock, Pa. Grange's banking subsidiary, Grange National Bank, and its 12 branches are now operating as part of First Liberty Bank & Trust. Thomas A. McCullough has been appointed President of Pennsylvania Banking and is managing all of the company's banking business in Northeastern Pennsylvania and its combined 24 branch locations.

2004 Earnings Guidance

Mark Tryniski, Executive Vice President and Chief Financial Officer, stated, "Prudent management of our balance sheet has resulted in strong net interest margins. However, the present interest rate environment continues to exert downward pressure that we expect will continue into 2004. Overall economic and business conditions in our markets have been stable, and we expect to be well challenged in meeting loan generation objectives in 2004. After a difficult 2003 for our asset-based financial services businesses, we are hopeful that revenue gains in the second half of the year by these units will continue into 2004 on the improving attractiveness of investment markets. The three acquisitions we closed in 2003 are all expected to provide incremental earnings opportunities in 2004."

Mr. Tryniski concluded, "Subject to the effects of actual events and circumstances, our present estimate of diluted earnings per share for 2004 is between $3.20 and $3.30 per share."

Conference Call Scheduled

A conference call will be held with company management at 1:00 p.m. (ET) on Monday, January 26, to discuss the above results at 1-866-453-5550 (access code 3435033). An audio recording will be available one hour after the call until March 31, and may be accessed at 1-866-453-6660 (access code 142983). Investors may also listen to the call live via the Internet over PR Newswire, at:

          http://www.firstcallevents.com/service/ajwz396796329gf12.html

The call will be archived on this site for 90 days and may be accessed at any time at no cost. This earnings release, including supporting financial tables, is available within the "Press Releases & News" link within the Investor Relations section of the company's website at www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. Upon completion of the recently announced acquisition of First Heritage Bank in Wilkes-Barre, Pa., CBU's wholly-owned banking subsidiary, Community Bank, N.A. will have approximately $4.1 billion of assets, 132 customer facilities and 98 ATMs across Upstate New York and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust, a division of Community Bank N.A. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Community Investment Services, Inc., a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and insurance products, from various locations throughout Community Bank System's branch network; and Benefit Plans Administrative Services, Inc., an employee benefits company which includes BPA, a retirement plan administration firm located in Utica, N.Y., and Harbridge Consulting Group, an actuarial and consulting firm based in Syracuse, N.Y.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)

---------------------------------------------------------------------------------------------------------------------
                                                                     Quarter Ended                Year to Date
                                                             --------------------------------------------------------
-------------------------------------------------------------        Dec. 31,       Dec. 31,    Dec. 30,     Dec. 30,
                          Earnings                                     2003           2002        2003         2002
---------------------------------------------------------------------------------------------------------------------
Interest income                                                      $49,163         $51,411    $191,129     $205,093
Interest expense                                                      14,460          17,562      59,301       77,243
  Net interest income                                                 34,703          33,849     131,828      127,850
Loan loss provision                                                    3,093           5,042      11,195       12,222
  Net interest income after provision for loan losses                 31,610          28,807     120,633      115,628
Deposit service fees                                                   6,099           4,586      23,124       16,480
Other banking services                                                   516             425       1,653        1,805
Trust, investment and asset management fees                            1,728           1,477       6,682        8,003
Benefit plan administration, consulting and actuarial fees             1,931           1,045       6,220        3,845
  Non-interest income before security gains & debt ext.               10,274           7,533      37,679       30,133
Security gains & debt ext.                                            (2,656)            313      (2,698)       1,673
  Total non-interest income                                            7,618           7,846      34,981       31,806
Salaries and employee benefits                                        14,921          11,675      53,164       47,864
Occupancy and equipment and furniture                                  4,355           3,945      17,125       15,692
Intangible amortization                                                1,292           1,312       5,093        5,953
Other                                                                  6,903           6,875      26,581       24,821
  Total recurring operating expenses                                  27,471          23,807     101,963       94,330
Acquisition expenses                                                     328              0          498          700
  Total operating expenses                                            27,799          23,807     102,461       95,030
Income before tax                                                     11,429          12,846      53,153       52,404
Income tax                                                             2,759           3,206      12,773       13,887
Net income                                                           $ 8,670         $ 9,640    $ 40,380     $ 38,517
Basic earnings per share                                               $0.64           $0.74       $3.07        $2.97
Diluted earnings per share                                             $0.62           $0.73       $2.99        $2.93
Diluted earnings per share - operating (1)                             $0.75           $0.72       $3.13        $2.88
---------------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                             ---------------------------------------------------------------------
                                                                                           2003                             2002
                                                             ---------------------------------------------------------------------
                                                                    4th Qtr        3rd Qtr      2nd Qtr       1st Qtr      4th Qtr
----------------------------------------------------------------------------------------------------------------------------------
Earnings
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                     $49,163        $46,676      $47,019       $48,271      $51,410
Interest expense                                                     14,460         14,137       14,917        15,787       17,562
  Net interest income                                                34,703         32,539       32,102        32,484       33,848
Provision for loan losses                                             3,093          2,029        2,673         3,400        5,042
  Net interest income after provision for loan losses                31,610         30,510       29,429        29,084       28,806
Deposit service fees                                                  6,099          6,080        5,740         5,204        4,586
Other banking services                                                  516          (92)           420           810          425
Trust, investment and asset management fees                           1,728          1,747        1,530         1,677        1,477
Benefit plan administration, consulting and actuarial fees            1,931          1,987        1,201         1,101        1,045
  Non-interest income before security gains & debt ext.              10,274          9,722        8,891         8,792        7,533
Security gains & debt ext.                                           (2,656)             3            0           (45)         313
  Total non-interest income                                           7,618          9,725        8,891         8,747        7,846
Salaries and employee benefits                                       14,921         13,226       12,317        12,700       11,675
Occupancy and equipment and furniture                                 4,355          4,140        4,305         4,325        3,945
Amortization of intangible assets                                     1,292          1,269        1,251         1,281        1,312
Other                                                                 6,903          6,352        7,245         6,081        6,875
  Total recurring operating expenses                                 27,471         24,987       25,118        24,387       23,807
Acquisition expenses                                                    328            165            5             0            0
  Total operating expenses                                           27,799         25,152       25,123        24,387       23,807
Income before income taxes                                           11,429         15,083       13,197        13,444       12,845
Income taxes                                                          2,759          3,354        3,165         3,495        3,206
     Net income                                                     $ 8,670        $11,729      $10,032       $ 9,949      $ 9,639
Basic earnings per share                                              $0.64          $0.90        $0.77         $0.76        $0.74
Diluted earnings per share                                            $0.62          $0.87        $0.75         $0.75        $0.73
Diluted earnings per share - operating (1)                            $0.75          $0.88        $0.75         $0.75        $0.72
----------------------------------------------------------------------------------------------------------------------------------
Profitability
----------------------------------------------------------------------------------------------------------------------------------
Return on assets                                                      0.93%          1.35%        1.20%         1.19%        1.11%
Return on equity                                                      9.51%         13.83%       11.74%        12.25%       11.91%
Non-interest income/operating income (FTE) (2)                        21.4%          21.5%        20.2%         19.9%        16.8%
Efficiency ratio (3)                                                  54.4%          52.4%        54.3%         52.2%        50.3%
----------------------------------------------------------------------------------------------------------------------------------
Components of Net Interest Margin (FTE)
----------------------------------------------------------------------------------------------------------------------------------
Loan yield                                                            6.35%          6.55%        6.81%         7.04%        7.33%
Investment yield                                                      6.34%          6.34%        6.69%         6.75%        6.79%
Earning asset yield                                                   6.35%          6.47%        6.76%         6.93%        7.11%
Interest bearing deposit rate                                         1.63%          1.72%        1.92%         2.07%        2.24%
Borrowed funds rate - FHLB & other                                    3.06%          3.59%        4.12%         3.89%        3.83%
Borrowed funds rate - subordinated debt                               6.89%          6.91%        7.05%         7.19%        7.32%
Cost of all interest bearing funds                                    1.87%          1.97%        2.17%         2.28%        2.44%
Cost of funds (includes DDA)                                          1.58%          1.66%        1.83%         1.94%        2.08%
Cost of funds/earning assets                                          1.59%          1.66%        1.83%         1.94%        2.09%
Net interest margin (FTE)                                             4.59%          4.63%        4.74%         4.79%        4.83%
Fully tax-equivalent adjustment                                     $ 3,141        $ 3,008      $ 2,962       $ 2,980      $ 3,326
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

----------------------------------------------------------------------------------------------------------------------------------
Average Balances
----------------------------------------------------------------------------------------------------------------------------------
Loans                                                            $2,017,817     $1,879,858   $1,834,610    $1,807,889   $1,797,678
Taxable investment securities                                       834,221        764,931      728,155       790,212      853,620
Non-taxable investment securities                                   417,893        402,105      401,535       402,476      403,508
  Total interest-earning assets                                   3,269,931      3,046,894    2,964,300     3,000,577    3,054,806
Total assets                                                      3,695,221      3,437,021    3,359,927     3,390,648    3,448,482
Interest-bearing deposits                                         2,141,724      2,059,840    2,073,398     2,087,784    2,084,807
FHLB borrowings & other                                             550,596        423,066      347,954       388,783      446,535
Subordinated debt held by unconsolidated subsidiary trusts           80,382         80,368       80,355        80,341       80,327
  Total interest-bearing liabilities                              2,772,702      2,563,274    2,501,707     2,556,908    2,611,669
Shareholders' equity                                               $361,513       $336,572     $342,830      $329,503     $320,979
----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                        $  103,923       $117,190     $109,898      $104,325     $113,531
Investment securities                                             1,329,534      1,292,685    1,170,372     1,228,608    1,286,583
Loans:
  Consumer mortgage                                                 739,593        606,084      545,828       520,480      510,309
  Business lending                                                  689,436        630,886      637,984       639,149      629,874
  Consumer indirect                                                 325,241        318,162      305,550       290,790      287,380
  Consumer direct                                                   374,239        368,871      368,653       370,267      379,342
     Total loans                                                  2,128,509      1,924,003    1,858,015     1,820,686    1,806,905
Allowance for loan losses                                            29,095         27,117       27,417        27,350       26,331
Intangible assets                                                   195,001        140,292      132,296       133,547      134,828
Other assets                                                        126,415        121,666      116,658       118,528      121,731
     Total assets                                                 3,854,287      3,568,719    3,359,822     3,378,344    3,437,247
Deposits                                                          2,725,488      2,553,350    2,541,974     2,535,960    2,505,356
Borrowings                                                          587,396        533,630      319,864       365,213      463,241
Subordinated debt held by unconsolidated subsidiary trusts           80,390         80,376       80,362        80,348       80,334
Other liabilities                                                    57,295         59,601       65,803        59,839       63,278
  Total liabilities                                               3,450,569      3,226,957    3,008,003     3,041,360    3,112,209
Shareholders' equity                                                403,718        341,762      351,819       336,984      325,038
  Total liabilities and shareholders' equity                      3,854,287      3,568,719    3,359,822     3,378,344    3,437,247
Assets under management or administration                        $1,806,941     $1,600,141   $1,577,584    $1,438,869   $1,363,631
----------------------------------------------------------------------------------------------------------------------------------
Capital
----------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage ratio                                                 7.35%          7.50%        7.87%         7.54%        7.14%
Tangible equity / tangible assets                                     5.70%          5.88%        6.80%         6.27%        5.76%
Accumulated other comprehensive income                           $   35,959        $39,582      $52,438       $43,414      $38,551
Diluted weighted average common shares outstanding                   14,007         13,408       13,346        13,244       13,196
Period end common shares outstanding                                 14,165         12,960       13,019        13,017       12,979
Cash dividends declared per common share                              $0.32          $0.32        $0.29         $0.29        $0.29
Book value                                                            28.50          26.37        27.02         25.89        25.04
Tangible book value                                                   14.73          15.55        16.86         15.63        14.66
Common stock price (end of period)                                    49.00          43.91        38.00         31.43        31.35
Total shareholders return - trailing 12 months                        61.2%          53.2%        22.0%          8.1%        24.1%
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

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Asset Quality
----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                                   $11,940        $10,518      $12,678       $13,577       $9,754
Accruing loans 90+ days delinquent                                    1,307          3,018        2,457         2,264        1,890
  Total non-performing loans                                         13,247         13,536       15,135        15,841       11,644
Restructured loans                                                       28             29           30            39           43
Other real estate owned (OREO)                                        1,077            812          943           700          704
     Total non-performing assets                                     14,352         14,377       16,108        16,580       12,391
Net charge-offs                                                     $ 2,744        $ 2,532      $ 2,606       $ 2,381       $2,790
Loan loss allowance/loans outstanding                                 1.37%          1.41%        1.48%         1.50%        1.46%
Non-performing loans/loans outstanding                                0.62%          0.70%        0.81%         0.87%        0.64%
Loan loss allowance/non-performing loans                               220%           200%         181%          173%         226%
Net charge-offs/average loans                                         0.54%          0.53%        0.57%         0.53%        0.62%
Loan loss provision/net charge-offs                                    113%            80%         103%          143%         181%
Non-performing assets/loans outstanding plus OREO                     0.67%          0.75%        0.87%         0.91%        0.69%
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

(1) Excludes after-tax effect of acquisition expenses, securities gain/loss and debt extinguishment.

(2)   Excludes securities gain/loss and debt extinguishment.

(3) Excludes intangible amortization, acquisition expenses, securities gain/loss, and debt extinguishment.

Certain prior period balances have been restated to reflect the fourth quarter 2003 adoption of FIN No. 46, "Consolidation of Variable Interest Entities." This pronouncement requires the deconsolidation of previously consolidated subsidiary trusts, resulting in the restatement of trust preferred securities to subordinated debt.